Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 8, 2013 (except Note 21, as to which the date is June 28, 2013) in the Registration Statement (Form S-1) and the related Prospectus of Mirati Therapeutics, Inc. for the registration of shares of its common stock.

Montreal, Canada	/s/ Ernst & Young LLP(1)
October 16, 2013

(1)CPA auditor, CA, public accountancy permit no. A120254